COMMON STOCK
SELLING STOCKHOLDERS

Prospectus Supplement No. 2
(To Prospectus Supplement dated October 28, 2008
to Prospectus dated July 25, 2008)
Filed Pursuant to Rule 424(b)(7)
Registration File No.: 333-152548
Sirius XM Radio Inc.
COMMON STOCK

     This prospectus supplement relates to the resale from time to time by selling stockholders of shares of our common stock that we have issued to them upon the exchange of XM Satellite Radio Inc.’s 7% Exchangeable Senior Subordinated Notes due 2014, which we refer to as the “notes.”
     This prospectus supplement, which supplements the prospectus dated July 25, 2008, as supplemented by the prospectus supplement dated October 28, 2008, contains information about certain selling stockholders.
     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
April 7, 2009.

SELLING STOCKHOLDERS
     XM Satellite Radio Inc. (“XM Inc.”) originally issued the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock delivered upon the exchange of the notes under this prospectus supplement pursuant to existing registration rights conferred by the registration rights agreement dated as of August 1, 2008 among us, XM Inc. and the initial purchasers. Our registration of the shares of common stock issuable upon exchange of the notes does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.
     The table of selling stockholders appearing under the caption “Selling Stockholders” beginning on page S-8 of the prospectus supplement dated October 28, 2008, and the table of selling stockholders appearing under the caption “Selling Stockholders” in prospectus supplement no. 1 is hereby
•	supplemented by adding the information regarding certain selling stockholders set forth in the table entitled “Additional Selling Stockholders” below; and

•	amended by replacing the information regarding certain selling stockholders identified in the table entitled “Revised Information Regarding Selling Stockholders” below with the information set forth in such table.
     The following tables set forth certain information as of April 7, 2009 concerning the shares of common stock that may be offered from time to time by each selling stockholder identified below pursuant to this prospectus supplement. The information is based on information provided by or on behalf of the selling stockholders.
     Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the shares of common stock that will be held by the selling stockholders upon termination of any sales. Information about the selling stockholders may change over time. In particular, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided to us information regarding their notes or common stock. Any changed or new information given to us by the selling stockholders will be set forth in supplements to this prospectus supplement or amendments to the registration statement of which this prospectus supplement is a part, if and when necessary.
     Except as set forth in the tables, none of the selling stockholders identified below nor any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.
Additional Selling Stockholders

				Percentage of
	Shares of Common		Number of Shares of	Outstanding Shares
	Stock Beneficially	Shares of Common	Common Stock	of Common Stock
	Owned Prior to	Stock That May be	Beneficially Owned	Beneficially Owned
Name(1)	Offering(2)	Offered Hereby(2)	After Offering(3)	After Offering(3)
Aristeia International Limited(4)	18,526,398	18,526,398	—	*

Aristeia Partners, LP(5)	2,140,266	2,140,266	—	*

Basso Holdings Ltd.(6)	799,999	799,999	—	*

KBC Financial Products USA Inc.(7)	4,250,982	4,231,999	18,983	*

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(*)	Less than one percent.

(+)	The selling stockholder is a registered broker-dealer. Selling stockholders that are also broker-dealers may be deemed to be “underwriters” within the meaning of that term under the Securities Act.

(++)	The selling stockholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling stockholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes exchange of all of the selling stockholder’s notes at an exchange rate of 533.3333 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is subject to certain adjustments. As a result, the number of shares of common stock issuable upon exchange of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,856,414,132 shares of common stock outstanding as of March 31, 2009 (including 262,399,983 shares of common stock issued and lent to affiliates of the initial purchasers of the notes in order to facilitate hedging transactions). In calculating this amount for each stockholder, we treated as outstanding the number of shares of common stock issuable upon exchange of that stockholder’s notes, but we did not assume exchange of any other stockholder’s notes. The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus supplement issuable upon the exchange of the notes that are beneficially owned by the selling stockholder as of the date of this prospectus supplement, and that any other shares of common stock owned by the selling stockholder as of the date of this prospectus supplement will continue to be beneficially owned by the selling stockholder.

(4)	Aristeia Capital, LLC is the investment manager for Aristeia International Limited. Aristeia Capital, LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella, and William R. Techar.

(5)	Aristeia Advisors, LLC is the general partner of Aristeia Partners, LP. Aristeia Advisors, LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella, and William R. Techar.

(6)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Holdings Ltd. (“Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund.

(7)	KBC Financial Products USA Inc is a direct wholly owned subsidiary of KBC Financial Holdings, Inc, which in turn is a direct wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly traded entity.
Revised Information Regarding Selling Stockholders

Percentage of
	Shares of Common		Number of Shares of	Outstanding Shares of
	Stock Beneficially	Shares of Common	Common Stock	Common Stock
	Owned Prior to	Stock That May be	Beneficially Owned	Beneficially Owned
Name(1)	Offering(2)	Offered Hereby(2)	After Offering(3)	After Offering(3)
HBK Master Fund L.P.(4)	10,699,357	5,866,666	4,832,691	*

(*)	Less than one percent.

(+)	The selling stockholder is a registered broker-dealer. Selling stockholders that are also broker-dealers may be deemed to be “underwriters” within the meaning of that term under the Securities Act.

(++)	The selling stockholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling stockholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes exchange of all of the selling stockholder’s notes at an exchange rate of 533.3333 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is subject to certain adjustments. As a result, the number of shares of common stock issuable upon exchange of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,856,414,132 shares of common stock outstanding as of March 31, 2009 (including 262,399,983 shares of common stock issued and lent to affiliates of the initial purchasers of the notes in order to facilitate hedging transactions). In calculating this amount for each stockholder, we treated as outstanding the number of shares of common stock issuable upon exchange of that stockholder’s notes, but we did not assume exchange of any other stockholder’s notes. The beneficial ownership in this column assumes that the selling

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stockholder sells all of the shares offered by this prospectus supplement issuable upon the exchange of the notes that are beneficially owned by the selling stockholder as of the date of this prospectus supplement, and that any other shares of common stock owned by the selling stockholder as of the date of this prospectus supplement will continue to be beneficially owned by the selling stockholder.

(4)	HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling stockholder. HBK Investments L.P. has delegated discretion to vote and dispose of the shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.
Only selling stockholders identified above, or in previous prospectus supplements, who beneficially own the shares of common stock may sell such securities under the registration statement. Prior to any use of this prospectus supplement in connection with an offering of shares of our common stock by any stockholder not identified above, this prospectus supplement will be supplemented to set forth the name and other information about the selling stockholder intending to sell such shares of common stock. The prospectus supplement will also disclose whether any selling stockholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.

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